Exhibit 10.5

Dated as of March 21, 2014

Kim Leadford

Dear Kim,

Pursuant to our conversation, I'm setting out the basic terms for a production company to be created by the parties hereto which will have an agreement with Zoe Worth and Dylan Harris with regard to certain projects, as set forth below, which will be generated by them or third parties. This agreement will be an exhibit to an operating agreement for the LLC to be created and called C+ (the "LLC").

Here is the understanding:

1.
The parties will create an LLC, and Dylan and Zoe and Starstream Entertainment will be the managers of the LLC. All managers shall have an equal say and all decisions will be made by a majority of these managers.

2.
Starstream will provide financing to the LLC with a minimum $125,000 a year for a minimum of 2 years. After the first two years, either party may terminate their relationship with the LLC on 60 days written notice prior to the end of any calendar year.

3.
All projects that either Zoe or Dylan own or control, and which they are interested in writing, producing or directing for theatrical films, tv, or webseries, or projects they source and are able to bring to the LLC, will be brought to the LLC first, before they are shown to any other potential employer/buyer. Decisions about financing specific projects and the terms thereof will be made by the LLC, and the LLC shall provide any financing as required. If the LLC is interested in developing the project, the LLC will inform Zoe and Dylan within 10 days after the submission, and the parties will negotiate the relevant deals (for option/purchase of literary material, writing, directing, and producing services and acting services if required) in good faith. If the LLC elects not to get involved in any particular project, or doesn't respond within the time period, Zoe and Dylan may set the project up elsewhere. If the LLC wants to negotiate to get involved in any project, the parties will negotiate for 30 days, and if agreement cannot be reached within that period, Zoe and Dylan will be able to set the project up elsewhere. In either event Zoe and Dylan shall use good faith efforts to compel the third party submitted hereunder acquiring any project to afford the LCC and or its affiliates Executive Producer and Company production credits.

4.
If Zoe and/or Dylan are offered writing, directing and/or acting employment by third parties, and they cannot bring the projects to the LLC, they may take such employment, as long as they continue to pursue projects to submit to the LLC.

5.
After the capital requirements for the LLC have been met, the capital contributing members shall be entitled to recoup their capital contribution plus a 15% premium. Revenues from the LLC shall include, but are not limited to the following sources:

a.	Fees and backend negotiated for the LLC on projects produced by the LLC.

b.	Overhead charges to be added to the project's budget, if allowed by the financing parties.

c.
Fees and backend received from LLC projects in connection with the sale of any or all literary material by Zoe and/or Dylan developed hereunder over and above monies due Zoe and/or Dylan for writing or option and/or purchase of literary material under their agreements for those services.

d.	Thereafter, profits remaining after the ongoing requirements of the LLC will be distributed to the partners 1/3 to Starstream, 1/3 to Zoe and 1/3 to Dylan.

6.
The LLC shall have a 30 day first opportunity to provide full production financing for any production developed hereunder. The terms and conditions related to such financing will be negotiated by the parties in good faith at the time. If no agreement is reached for such financing, projects may be set up by the LLC with third parties. with the understanding that the majority of the managers will have the deciding vote on such deals as long as reimbursement and appropriate Executive Producer credits to the appropriate individuals and the LLC are accorded.

7.	All other terms of this agreement will be consistent with terms which are customary for such agreements in the entertainment industry, subject to good faith negotiation.

If the above represents your understanding of the agreement between us, please confirm by signing below.

Accepted and Agreed:

/s/ Zoe Worth
Zoe Worth

/s/ Dylan Harris
Dylan Harris

Starstream Entertainment

By: